Exhibit 3.236

LIMITED LIABILITY COMPANY AGREEMENT

OF

GENESIS TECHNOLOGY PARTNERS, LLC

A Nebraska Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT dated and effective as of March 18, 2011 (the “Agreement”) of Genesis Technology Partners, LLC, a limited liability company organized September 4, 1998 under the Nebraska Limited Liability Company Act by the filing of Articles of Organization in the office of the Secretary of State of Nebraska (the “Company”), is entered into by the undersigned for the purposes and upon the terms and conditions hereinafter set forth.

RECITALS

WHEREAS, COHR, Inc. (“COHR”) is the sole member of the Company; and

WHEREAS, COHR desires that the Agreement be the sole governing document of the Company

The Agreement is therefore set forth as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Whenever used in this Agreement the following terms shall have the meanings respectively assigned to them in this Article I unless otherwise expressly provided herein or unless the context otherwise requires:

Act. “Act” shall mean the Nebraska Limited Liability Company Act, as amended from time to time.

Agreement. “Agreement” shall mean this Limited Liability Company Agreement of the Company as the same may be amended or restated from time to time in accordance with its terms.

Company: “Company” shall mean Genesis Technology Partners, LLC, a Nebraska limited liability company formed pursuant to the Act and this Agreement.

Member: “Member” shall mean COHR, Inc. and any person or entity hereafter admitted to the Company as a member of the Company as provided in this Agreement.

ARTICLE II

FORMATION OF THE COMPANY

2.1. Formation of Limited Liability Company. COHR has (a) organized the Company pursuant to the Act and (b) caused Articles of Organization to be filed with the Secretary of State, and the Secretary of State has returned a certified copy.

2.2. Business Purpose. The Company is organized for the purposes of engaging in any lawful act or activity for which limited liability companies may be organized under the Act.

2.3. Period of Duration. The term of the Company shall continue in perpetuity, unless the Company is earlier dissolved pursuant to law or the provisions of this Agreement.

2.4. Foreign Qualification. The Company shall perform such acts as may be necessary or appropriate to register the Company as a foreign limited liability company authorized to do business in such jurisdictions as the Company shall deem necessary or appropriate in connection with the business of the Company.

ARTICLE III

REGISTERED AGENT AND REGISTERED OFFICE

a. Registered Agent and Registered Office. The name and address of the registered agent for service of process on the Company in the State of Nebraska is CT Corporation System, 1024 K Street, Lincoln, NE 68508. The registered office of the Company in the State of Nebraska is c/o CT Corporation System, 1024 K Street, Lincoln, NE 68508.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1. Initial Capital. COHR has contributed cash or property of an agreed value as set forth in the books and records of the Company.

ARTICLE V

MEMBERS, OFFICERS, CONSENT

5.1 Members. Upon execution of this Agreement, COHR is admitted as the sole member of the Company. New members of the company may be admitted upon the written consent of COHR.

5.2. Management. Except as otherwise specifically provided in this Agreement, COHR shall have the authority to, and shall, conduct the affairs of the Company.

5.3. Authorized Person. Any officer of the Company is designated as an authorized person, within the meaning of the Act, to execute, deliver and file, or to cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed in the office of the Secretary of State of the State of Nebraska and all acts committed in furtherance thereof are ratified.

5.4 Officers.

(a) COHR shall appoint a President, one or more vice presidents, a Secretary and a Treasurer, and shall from time to time appoint such other officers as it may deem proper.

(b) The term of office of all officers shall be until their respective successors are chosen and qualified, but any officer may be removed from office at any time by COHR without cause assigned.

(c) The President, vice president and the Treasurer of the Company, and each of them, are hereby delegated the power, authority and responsibility of the day-to-day management, administrative, financial and implementive acts of the Company’s business, and each of them shall have the right and power to bind the Company and to make the final determination on questions relative to the usual and customary daily business decisions, affairs and acts of the Company.

Except as otherwise specifically provided in this Agreement, the officers shall have such duties as usually pertain to their offices except as modified by COHR, and shall also have such powers and duties as may from time to time be conferred upon them by COHR.

5.5. Method of Giving Consent. Any consent of a member required by this Agreement may be given by a written consent.

ARTICLE VI

DISSOLUTION

6.1 Dissolution. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member (ii) the entry of a decree of judicial dissolution under the Act; or (iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

(Signature page follows.)

IN WITNESS WHEREOF, the member has hereunto set its hand as of the day and year first above written.

COHR, INC. Sole Member

By:	/s/ Christopher S. Holland
Christopher S. Holland Treasurer